      As filed with the Securities and Exchange Commission on August 8, 2002
                           Registration Statement No. 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             _______________________
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             _______________________

                             LOWE'S COMPANIES, INC.
             (Exact name of Registrant as specified in its Charter)

           North Carolina                                    56-0578072
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                             1605 Curtis Bridge Road
                        Wilkesboro, North Carolina 28697
           (Address of principal executive office, including zip code)

                    LOWE'S COMPANIES BENEFIT RESTORATION PLAN
                            (Full title of the Plan)
                             _______________________

                               Stephen A. Hellrung
              Senior Vice President, General Counsel and Secretary
                             Lowe's Companies, Inc.
                             1605 Curtis Bridge Road
                        Wilkesboro, North Carolina 28697
                                  336-658-5445
 (Name, address and telephone number including, area code, of agent for service)

                                    Copy to:

                                Laura G. Thatcher
                                Alston & Bird LLP
                         1201 West Peachtree Street, NW
                           Atlanta, Georgia 30309-3424
                                  404-881-7546


                                              CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                              Proposed maximum        Proposed maximum
  Title of securities                   Amount to be           offering price        aggregate Amount of     Amount of
   to be registered                      registered               per share             offering price    registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.50 par value              2,500,000 (1)          $33.78 (2)            $84,450,000 (2)      $7,770.00

Preferred Stock Purchase Rights (3)               --                  --                         --                 --

Deferred Compensation Obligations (4)   $100,000,000                  --               $100,000,000          $9,200.00

Total                                             --                  --                         --         $16,970.00
=====                                                                                                       ==========
================================================================================================================================

         (1) This registration statement covers the maximum number of shares of Common Stock of the registrant with respect to which participants may make phantom stock investments under the Lowe's Companies Benefit Restoration Plan (the "Plan"), including any shares that may be offered as a result of any stock split, stock dividend or similar adjustment in the number of shares of Common Stock from time to time outstanding. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

         (2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(h) on the basis of $33.78 per share, which was the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on August 2, 2002.

         (3) The Rights to purchase Participating Cumulative Preferred Stock, Series A, will be attached to and will trade with shares of the Common Stock of the registrant.

         (4) The Deferred Compensation Obligations to which this registration statement relates are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not required to be filed with the Securities and Exchange Commission (the "Commission").

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not required to be filed with the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Lowe's Companies, Inc. (the "Company") with the Commission (file No. 1-7898) are incorporated herein by reference and made a part hereof:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2002, filed on April 26, 2002;

         (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2002, filed on June 13, 2002;

         (iii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since February 1, 2002;

         (iv) the descriptions of the Company's Common Stock (the "Common Stock") and preferred stock purchase rights contained in the Company's registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

         All documents filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement.

Item 4.  Description of Securities.

            This registration statement covers (i) shares of the Company's Common Stock that may be offered as notional investments under the Lowe's Companies Benefit Restoration Plan, as amended and restated effective August 3, 2002 (the "Plan"), which will be settled in cash, (ii) deferred compensation obligations that may be offered under the Plan, and (iii) and indeterminate amount of plan interests to be offered or sold pursuant to the Plan. The following summary of the notional share investments and deferred compensation obligations is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to this registration statement.

            Under the Plan, the Company will provide a select group of management and highly-compensated employees the opportunity to elect to defer compensation and to receive Company deferred compensation credits equal to amounts that the employees could have received under the Lowe's Companies 401(k) Plan (the "401(k) Plan"), but for certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code"). The Company's obligations under the Plan are contractual in nature and represent the Company's unsecured general obligations to pay deferred compensation in the future in accordance with the terms of the Plan. The Plan is unfunded, and participants and their beneficiaries have no right, title, or interest in the benefits deferred under the Plan or any claim against such benefits. The Company will not segregate any funds or assets for deferred benefits or issue any notes or security for the payment of any deferred benefits.

            The deferred compensation program is available to employees who are participating in the 401(k) Plan and who are considered to be "highly compensated employees" with respect to the 401(k) Plan, as determined under the Code. An eligible employee becomes a participant in the Plan by filing a participation election form with the administrator.

            If an employee elects to participate in the Plan for a given fiscal year, then the employee must defer a certain percentage of his or her base pay and any management bonus, less the maximum amount that the employee could have contributed as a pre-tax salary deferral under the 401(k) Plan. In addition, the Company will provide a deferred compensation credit equal to the amount of the Company matching contributions the employee could have received under the 401(k) Plan, but for certain limitations under the Code. The elective deferrals and company credits are allocated at the same time that such amounts would have been contributed to the 401(k) Plan, but for the Code limitations.

            Elective deferrals and Company credits under the Plan are deemed to be invested in the same manner as the participant's investment of 401(k) salary deferrals and company matching contributions, respectively, under the 401(k) Plan. The investment options under the 401(k) Plan include various types of equity and fixed income investments, as well as investment in notional shares of the company's Common Stock. Notional shares of Common Stock will be credited to a participant's account in book-entry form, solely for the purpose of measuring a return based on a hypothetical investment in Common Stock. Such notional shares will be settled in cash at the end of the deferral period.

            A participant's account under the Plan is immediately and fully vested. A participant's account is payable not later than 120 days after the end of the plan year in which the participant terminates employment. The account will be distributed in a single lump sum, unless the participant elects distribution in the form of annual installments over a period of five or ten years following termination of employment.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Article IV of the Company's Bylaws provides that any person who serves or has served as a director or officer of the Company, or in such capacity at the request of the Company for any other corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent permitted by law against (i) reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with any threatened, pending or completed action, suit or proceeding seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity, and (ii) payments made by such person in satisfaction of any judgment, money decree, fine, penalty or reasonable settlement for which he or she may have become liable in any such proceeding. The Company may not, however, indemnify any person against liability or litigation expense he or she may incur on account of his or her activities which were at the time they were taken known or believed by such person to be clearly in conflict with the best interests of the Company. Also, the Company may not indemnify any director with respect to any liability arising out of Section 55-8-33 of the North Carolina Business Corporation Act (relating to unlawful declaration of dividends) or any transaction from which the director derived an improper personal benefit as provided in Section 55-2-02(b)(3) of the North Carolina Business Corporation Act. The Company's Charter provides that, to the extent permitted by the North Carolina Business Corporation Act, a director of the Company shall not be liable for monetary damages for breach of his or her duty as a director.

         The Company maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit No.
-----------

4.1 Restated Charter of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 2001, filed on September 14,
         2001).

4.2 Bylaws of the Company, as amended and restated (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2001, filed on April 13, 2001 and amended on July 12, 2001).

4.3 Amended and Restated Rights Agreement dated December 2, 1999, between the Company and Equiserve Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 2 of Amendment No. 2 to the Company's Registration Statement on Form 8-A filed February 14, 2000, as amended by Exhibit 1 of Amendment No. 3 to the Company's Registration Statement on Form 8-A filed March 1, 2000).

4.4 Lowe's Companies Benefit Restoration Plan, as amended and restated effective August 3, 2002.

5.1 Opinion of Alston & Bird LLP as to the legality of the securities being registered.

15.1     Letter of Deloitte & Touche LLP re Unaudited Interim Financial
         Information.

23.1 Consent of Alston & Bird LLP (included in the opinion filed as Exhibit 5 to the registration statement).

23.2     Consent of Deloitte & Touche LLP.

24.1 Power of Attorney for Officers and Directors (included on signature page of the registration statement).

Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

                (i)        To include any prospectus required by Section 10(a)
         (3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Wilkes, State of North Carolina, on August 7, 2002.

                                  LOWE'S COMPANIES, INC.
                                  (Registrant)



                                  By:  /s/ Stephen A. Hellrung
                                     ----------------------------------------
                                     Stephen A. Hellrung, Senior Vice President,
                                     General Counsel and Secretary

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 7, 2002. Each of the directors and/or officers of Lowe's Companies, Inc. whose signature appears below hereby appoints Stephen A. Hellrung, Senior Vice President, General Counsel and Secretary, Lowe's Companies, Inc., and Robert A. Niblock, Executive Vice President and Chief Financial Officer, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all the things in their behalf in their capacities as officers and directors to enable Lowe's Companies, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                         Title
         ---------                         -----
   /s/ Robert L. Tillman                   Chairman of the Board of Directors, President,
------------------------------
Robert L. Tillman                          Chief Executive Officer and Director
                                           (Principal Executive Officer)


   /s/ Robert A. Niblock                   Executive Vice President and Chief Financial Officer
------------------------------
Robert A. Niblock                          (Principal Financial Officer)


   /s/ Kenneth W. Black, Jr.               Senior Vice President and Chief Accounting Officer
------------------------------
Kenneth W. Black, Jr.                      (Principal Accounting Officer)

   /s/ Leonard L. Berry, Ph.D.                                Director
--------------------------------------
Leonard L. Berry, Ph.D.


   /s/ Peter C. Browning                                      Director
--------------------------------------
Peter C. Browning


   /s/ Paul Fulton                                            Director
--------------------------------------
Paul Fulton

   /s/ Dawn E. Hudson                                         Director
--------------------------------------
Dawn E. Hudson


   /s/ Robert A. Ingram                                       Director
--------------------------------------
Robert A. Ingram


   /s/ Kenneth D. Lewis                                       Director
--------------------------------------
Kenneth D. Lewis


   /s/ Richard K. Lochridge                                   Director
--------------------------------------
Richard K. Lochridge

   /s/ Claudine B. Malone
--------------------------------------                        Director
Claudine B. Malone


   /s/ Thomas D. O'Malley                                     Director
--------------------------------------
Thomas D. O'Malley


   /s/ Robert G. Schwartz                                     Director
--------------------------------------
Robert G. Schwartz

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Wilkes, State of North Carolina, on August 7, 2002.

                          LOWE'S COMPANIES
                          BENEFIT RESTORATION PLAN
                          (Plan)


                          By:   /s/ John W. Vining, Jr.
                             ---------------------------------------------------
                             John W. Vining, Jr.
                             Chair of the Administrative Committee for the Plan

                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

       4.1 Restated Charter of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 2001, filed on September 14, 2001).

       4.2 Bylaws of the Company, as amended and restated (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2001, filed on April 13, 2001 and amended on July 12, 2001).

       4.3 Amended and Restated Rights Agreement dated December 2, 1999, between the Company and Equiserve Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 2 of Amendment No. 2 to the Company's Registration Statement on Form 8-A filed February 14, 2000, as amended by Exhibit 1 of Amendment No. 3 to the Company's Registration Statement on Form 8-A filed dated March 1, 2000).

       4.4 Lowe's Companies Benefit Restoration Plan, as amended and restated effective August 3, 2002.

       5.1 Opinion of Alston & Bird LLP as to the legality of the securities being registered.

      15.1 Letter of Deloitte & Touche LLP re Unaudited Interim Financial Information.

      23.1        Consent of Alston & Bird LLP (included in the opinion filed as
                  Exhibit 5 to the registration statement).

      23.2        Consent of Deloitte & Touche LLP.

      24.1 Power of Attorney for Officers and Directors (included on signature page of the registration statement).